EXHIBIT 99.(f)(2)


                              FIRST AMERICAN FUNDS
                    DEFERRED COMPENSATION PLAN FOR DIRECTORS
                                SUMMARY OF TERMS
                             [Amended February 2005]

ELIGIBILITY                      o  All directors of the First American Fund
                                    family that are not employees of U.S.
                                    Bancorp

ACCOUNT CREDITS                  o  Credits are equal to the amount of annual
                                    retainer and meeting fees that the Director elects to defer into the plan

ENROLLMENT                       o  Written election must be made before first
                                    day of the calendar year affected

                                 o Enrollment elections remain in effect until the end of the year in which the Director revokes or modifies the election

                                 o Investment elections may be changed at any time, but no more frequently than once every 90 days.

MINIMUM ELECTION                 o  Directors must elect to defer at least
                                    $10,000 into the plan in any year in which the Director elects to participate

ACCOUNT ADJUSTED VALUE           o  Account value is adjusted as if invested (in
                                    10% increments) in selected menu of open-end
                                    First American Funds designated by the
                                    Director

                                 o Each investment election applies to future contributions and existing Account balances

                                 o  Accounts are rebalanced when a new
                                    investment election is made. In addition, if no new investment election is made for the start of a year, existing Account is rebalanced to the most recent prior election.

VESTING                          o  All amounts are 100% vested

FORM OF DISTRIBUTION             o  Cash

                                 o  Three forms are available:
                                    o  Five substantially equal annual
                                       installments
                                    o  Ten substantially equal annual
                                       installments
                                    o  Single lump sum

                                 o  Changes in the form of distribution
                                    previously elected are subject to certain limitations set forth in the Plan.

WHEN DISTRIBUTIONS COMMENCE      o  As soon as administratively feasible
                                    following the earliest of:
                                    o  The Director's death
                                    o  The Director's removal or
                                       resignation from the Board
                                    o  Termination of the Plan (if
                                       consistent with then-current tax
                                       law interpretations)
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INCOME DEFERRAL                  o  Tax is deferred until distribution is
                                    available

                                 o  Distributions are ordinary income

OBLIGATION OF THE COMPANY        o  Accounts under the plan are obligations of
                                    the Funds

ASSIGNMENT                       o  Account cannot be assigned or pledged

BENEFICIARIES                    o  Director may designate beneficiaries to
                                    receive Account after death

ADMINISTRATION                   o  Administered by U.S. Bancorp Asset
                                    Management, Inc.